Exhibit 99.1

NEWS RELEASE

H. Patrick Dee	Christopher C. Spencer
Chief Operating Officer	Chief Financial Officer
(505) 241-7102	(505) 241-7154

FIRST STATE WRITES OFF GOODWILL, STRENGTHENS BALANCE SHEET, AND REMAINS WELL CAPITALIZED

Albuquerque, NM—July 23, 2008

OVERVIEW:

•	Non-cash goodwill write-off of $127.4 million.

•	Increase in allowance for loan losses to 80% of non-performing loans.

•	Loss for the quarter of $118.3 million and $114.4 million year to date.

•	Net interest margin of 3.96% for the quarter and 4.04% year to date.

•	New loan growth remained strong, growing $119 million in the quarter and $260 million since June 30, 2007.

•	Deposits grew $66 million in the quarter and $162 million since June 30, 2007.

•	Dividend suspended to preserve capital.

•	Recently completed regulatory safety and soundness exam and remains well capitalized.

First State Bancorporation (“First State”) (NASDAQ:FSNM) today announced a second quarter 2008 net loss of $118.3 million or $5.87 per diluted share. The net loss was the result of a $127.4 million non-cash goodwill impairment charge and an increased provision for loan losses due primarily to increased levels of non-performing assets.

First State has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding First State’s operational performance and to enhance investors’ overall understanding of First State’s operating financial performance. Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts, and other users of First State’s financial information as performance measures. These non-GAAP financial measures are presented for supplemental informational purposes only for understanding First State’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP. These non-GAAP financial measures presented by First State may be different from non-GAAP financial measures used by other companies. The below table labeled “Financial Summary” presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Net income (loss) excluding the goodwill write-off (hereinafter referred to as “net operating income (loss)”) for the second quarter was a loss of $10.8 million, or $0.54 per diluted share. This compares to net operating income of $7.2 million, or $0.35 per diluted share for the second quarter of 2007. The net operating loss for the six months ended June 30, 2008 was $6.9 million, compared to net operating income of $13.7 million for 2007. Net operating loss per diluted share for the six months ended June 30, 2008 was $0.34 compared to net operating income per diluted share of $0.66 for the same period in 2007.

Second Quarter Results

July 23, 2008

Page Two

“Similar to impairment charges announced by numerous other banks over the last several months, the goodwill impairment is a non-cash accounting charge and has no impact on the holding company’s or our bank subsidiary’s cash flow or liquidity. This is strictly an accounting charge that does not affect our ability to provide the personalized service and banking products our customers have come to expect,” stated Michael R. Stanford, President and Chief Executive Officer.

“Although we have experienced some softening in our markets, mostly around housing, we have achieved significant loan growth and decent deposit growth in a difficult market,” commented Michael R. Stanford. “While our stock price has been negatively impacted by the uncertainty about the national economy and speculation around the financial services industry, and in particular around the need for community banks to raise additional capital, we continue to be well-capitalized and have good liquidity,” continued Stanford.

First State’s goodwill, which is related to acquisitions over the last several years, is required to be evaluated for impairment on an annual basis or when events or circumstances suggest impairment may have occurred. The impairment testing requires that the fair value of the company be assessed as of the testing date. Generally, an impairment may need to be recorded if the fair value of the company is less than its net equity. The disruption in the financial sector over the last several quarters has caused the market valuation for bank stocks to decline significantly, including the market value of our stock. While various methods are utilized in determining the fair value of First State, the market premium approach, based on the market value of First State stock plus a control premium, received significant weighting in our analysis at the June 30, 2008 testing date. As a result, we have recorded an impairment charge at June 30, 2008 totaling $127.4 million to write-off all existing goodwill. Such charge had no effect on First State’s or our subsidiary bank’s cash balances or liquidity.

STATEMENT OF OPERATIONS HIGHLIGHTS:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - $ in thousands, except share and per-share amounts	2008	2007	2008	2007
Interest income	$49,541	$59,032	$102,510	$111,585
Interest expense	18,295	24,857	39,859	46,270

Net interest income	31,246	34,175	62,651	65,315
Provision for loan losses	(28,700)	(2,068)	(32,600)	(4,112)

Net interest income after provision for loan losses	2,546	32,107	30,051	61,203
Non-interest income	6,994	7,142	13,278	13,032
Non-interest expense	155,141	28,237	182,974	53,178

Income (loss) before income taxes	(145,601)	11,012	(139,645)	21,057
Income tax expense (benefit)	(27,294)	3,782	(25,263)	7,349

Net income (loss)	$(118,307)	$7,230	$(114,382)	$13,708

Basic earnings (loss) per share	$(5.87)	$0.35	$(5.68)	$0.66
Diluted earnings (loss) per share	$(5.87)	$0.35	$(5.68)	$0.66
Weighted average basic shares outstanding	20,165,335	20,408,485	20,150,378	20,623,534
Weighted average diluted shares outstanding	20,165,335	20,608,410	20,150,378	20,848,992

Second Quarter Results

July 23, 2008

Page Three

The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements. The discussion in this release of net income (loss), earnings (loss) per share, and financial ratios will be based on net operating income (loss) as described above and as shown in the table.

FINANCIAL SUMMARY:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited - $ in thousands except per-share amounts)	2008	2007	2008	2007
Net income (loss) as reported	$(118,307)	$7,230	$(114,382)	$13,708
Goodwill impairment charge, net of tax	107,484	—	107,484	—

Net operating income (loss)	$(10,823)	$7,230	$(6,898)	$13,708

GAAP basic and diluted earnings (loss) per share	$(5.87)	$0.35	$(5.68)	$0.66

Diluted net operating earnings (loss) per share	$(0.54)	$0.35	$(0.34)	$0.66

GAAP return on average assets	(13.58)%	0.88%	(6.65)%	0.88%

Net operating return on average assets	(1.24)%	0.88%	(0.40)%	0.88%

GAAP return on average equity	(149.19)%	9.50%	(72.38)%	8.95%

Net operating return on average equity	(13.65)%	9.50%	(4.36)%	8.95%

Non-interest expense as reported	$155,141	$28,237	$182,974	$53,178
Goodwill impairment charge	(127,365)	—	(127,365)	—

Net operating non-interest expense	$27,776	$28,237	$55,609	$53,178

GAAP efficiency ratio	405.70%	68.34%	240.98%	67.87%

Net operating efficiency ratio	72.64%	68.34%	73.24%	67.87%

GAAP operating expenses to average assets	17.81%	3.43%	10.64%	3.41%

Net operating expenses to average assets	3.19%	3.43%	3.23%	3.41%

Net interest margin	3.96%	4.66%	4.04%	4.68%

Average equity to average assets	9.10%	9.25%	9.19%	9.83%

Leverage ratio:
Consolidated	7.11%	8.70%	7.11%	8.70%

Bank Subsidiary	7.88%	8.25%	7.88%	8.25%
Total risk based capital ratio:
Consolidated	10.44%	10.97%	10.44%	10.97%

Bank Subsidiary	10.32%	10.32%	10.32%	10.32%

Second Quarter Results

July 23, 2008

Page Four

BALANCE SHEET HIGHLIGHTS:

(Unaudited – $ in thousands except per share amounts)	June 30, 2008	December 31, 2007	June 30, 2007	$ Change from December 31, 2007	$ Change from June 30, 2007
Total assets	$3,464,882	$3,424,203	$3,347,856	$40,679	$117,026
Total loans	2,729,677	2,541,210	2,469,839	188,467	259,838
Investment securities	502,366	516,404	468,490	(14,038)	33,876
Deposits	2,646,903	2,574,687	2,484,772	72,216	162,131
Non-interest bearing deposits	522,015	485,419	496,202	36,596	25,813
Interest bearing deposits	2,124,888	2,089,268	1,988,570	35,620	136,318
Borrowings	458,253	301,613	360,136	156,640	98,117
Shareholders’ equity	191,763	310,862	301,534	(119,099)	(109,771)
Book value per share	$9.52	$15.47	$14.90	$(5.95)	$(5.38)
Tangible book value per share	$8.68	$8.23	$7.81	$0.45	$0.87

On July 7, 2008, First State announced the closure of its Utah operations, in response to current economic conditions and other factors affecting the banking industry that are placing a premium on capital levels. The Utah operations were acquired as part of the First Community Industrial Bank acquisition in October of 2002 and currently consist of two branches operated as First Community Bank in Salt Lake City and the nearby suburb of Midvale, Utah. Both branches are scheduled to close on October 31, 2008. At June 30, 2008, the Utah operations included $287.2 million in loans and $20.9 million in deposits. Currently, there are approximately 20 employees in Utah, who will be reduced to a core group that will facilitate the transition of the existing loans and deposits. First State expects that the closure of the Utah branches will strengthen First State’s balance sheet and capital ratios, and does not expect any significant one-time charges as part of this initiative. Management expects only minor cost savings related to this transaction through the remainder of 2008, due to severance charges as well as continuing occupancy obligations following the date of closure.

“We believe that the curtailment of activities in Utah will help us achieve a better balance between our loan and deposit growth going forward, and allow for improved capital management,” stated Christopher C. Spencer, Senior Vice President and Chief Financial Officer. “We expect to see a flattening of our loan growth in the third quarter with a decline in loan totals in the fourth quarter,” continued Spencer.

Net interest income was $31.2 million for the second quarter of 2008 compared to $34.2 million for the same quarter of 2007. For the six months ended June 30, 2008 and 2007, net interest income was $62.7 million and $65.3 million, respectively. Our net interest margin was 3.96% and 4.66% for the second quarter of 2008 and 2007, respectively, and 4.12% for the first quarter of 2008. The net interest margin was 4.04% and 4.68% for the six months ended June 30, 2008 and 2007, respectively. The decrease in the net interest margin is primarily due to the Federal Reserve Bank lowering the federal funds target rate by 325 basis points over the past several months which led to an equal decrease in the prime lending rate. The net interest margin has also been negatively impacted by the need to utilize borrowings to fund the loan growth which has continued to outpace deposit growth and as a result of new loans having lower yields than loans booked in the prior periods. The level of non-accrual loans and the reversal of interest on these loans have also had a negative impact on the net interest margin for the three and six months ended June 30, 2008 compared to the same periods in 2007. In conjunction with the Federal Reserve Bank’s lower target rates, we have lowered selected deposit rates, but remain competitive in the markets we serve. The rates on our FHLB short-term borrowings and our securities sold under agreements to repurchase have also decreased, due to the Federal Reserve Bank’s lower target rates. The cost of our junior subordinated debentures, which are indexed to LIBOR, has decreased, as the majority of the debentures reprice quarterly. On a static basis, we expect that the impact of the rate cuts will be minimal going forward as the majority of the asset and liability repricing has now taken place.

Second Quarter Results

July 23, 2008

Page Five

However, the extent of future changes in our net interest margin will depend on the amount and timing of any further Federal Reserve rate changes, the level of borrowings needed, our non-performing asset levels, our ability to manage the cost of interest-bearing liabilities, and our ability to stay competitive in the markets we serve.

ALLOWANCE FOR LOAN LOSSES:

(Unaudited - $ in thousands)	Six Months Ended June 30, 2008	Year Ended December 31, 2007	Six Months Ended June 30, 2007
Balance beginning of period	$31,712	$23,125	$23,125
Provision for loan losses	32,600	10,267	4,112
Net charge-offs	(5,328)	(4,638)	(978)
Allowance related to acquired loans	—	2,958	2,958

Balance end of period	$58,984	$31,712	$29,217

Allowance for loan losses to total loans held for investment	2.17%	1.26%	1.21%
Allowance for loan losses to non-performing loans	80%	103%	90%

NON-PERFORMING ASSETS:

(Unaudited - $ in thousands)	June 30, 2008	December 31, 2007	June 30, 2007
Accruing loans – 90 days past due	$1	$2	$247
Non-accrual loans	73,929	30,736	32,280

Total non-performing loans	$73,930	$30,738	$32,527
Other real estate owned	15,610	18,107	23,099

Total non-performing assets	$89,540	$48,845	$55,626

Potential problem loans	$74,791	$63,961	$56,039
Total non-performing assets to total assets	2.58%	1.43%	1.66%

First State’s provision for loan losses was $28.7 million for the second quarter of 2008 compared to $2.1 million for the same quarter of 2007. The provision for loan losses for the six months ended June 30, 2008 was $32.6 million, compared to $4.1 million for the same period in 2007. First State’s allowance for loan losses was 2.17% and 1.21% of total loans held for investment at June 30, 2008 and June 30, 2007, respectively. The increase is a result of an increase in net charge-offs, an increase in non-performing loans, and the continued growth of the portfolio. The allowance was increased, based on management’s current evaluation, to provide for probable inherent losses in the portfolio, trends in delinquencies, charge-off experience, and local and economic conditions.

Other real estate owned decreased approximately $7.5 million compared to the same period of 2007 and decreased approximately $2.5 million compared to December 31, 2007. Other real estate owned at June 30, 2008 includes $7.3 million in foreclosed or repossessed assets, a $4.2 million property that was previously held for future expansion and development by Front Range, and $4.1 million in facilities and vacant land listed for sale.

“Although the provision for loan losses contributed to the net loss recorded for the second quarter of this year, we believe that the provision provides protection against further deterioration in our existing loan portfolio including potential problem loans,” stated H. Patrick Dee, Executive Vice President and Chief Operating Officer. “While we did experience an increase in our non-performing and potential problem loans, our charge-offs in the first half of the year, while higher than experienced in the last few years, were only 20 basis points of average loans, or approximately 40 basis points annualized. We do not expect charge-offs to increase significantly during the rest of the year,” continued Dee.

Second Quarter Results

July 23, 2008

Page Six

NON-INTEREST INCOME:

	Three Months Ended June 30,		$ Change	% Change
(Unaudited - $ in thousands)	2008	2007
Service charges	$3,722	$2,883	$839	29%
Credit and debit card transaction fees	1,039	1,128	(89)	(8)
Gain (loss) on investment securities	110	(12)	122	1,017
Gain on sale of loans	1,109	1,310	(201)	(15)
Income on cash surrender value of bank-owned life insurance	437	956	(519)	(54)
Other	577	877	(300)	(34)

	$6,994	$7,142	$(148)	(2)%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume, and a reduction in fees waived from deposit accounts.

The decrease in gain on sale of mortgage loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

The decrease in cash surrender value of bank-owned life insurance is primarily due to the receipt of approximately $550,000 in June 2007 from the death benefit of an insured employee.

The decrease in other non-interest income is primarily due to a decrease in earnings on cash deposited with our official check outsourcing vendor, partially offset by the accretion of income related to the sale of our credit card portfolio in the fourth quarter of 2007.

NON-INTEREST INCOME:

	Six Months Ended June 30,		$ Change	% Change
(Unaudited - $ in thousands)	2008	2007
Service charges	$6,714	$5,248	$1,466	28%
Credit and debit card transaction fees	1,976	2,015	(39)	(2)
Gain (loss) on investment securities	(126)	30	(156)	(520)
Gain on sale of loans	2,356	2,759	(403)	(15)
Income on cash surrender value of bank-owned life insurance	894	1,310	(416)	(32)
Other	1,464	1,670	(206)	(12)

	$13,278	$13,032	$246	2%

The increase in service charges on deposit accounts is due to an increase in NSF fees charged per occurrence, an increase in account analysis fees, increased volume enhanced by the Front Range acquisition, and a reduction in fees waived from deposit accounts.

The loss on investment securities includes an “other than temporary” impairment charge of $333,000 on FHLMC preferred stock recorded in the first quarter of 2008 in accordance with generally accepted accounting principles. This stock is held in the available for sale portfolio and was acquired as part of the acquisition of Front Range Capital Corporation in March 2007, at which time it was valued at approximately $953,000. This other than temporary impairment was partially offset by gains from calls and sales of securities during the period.

The decrease in gain on sale of mortgage loans is primarily due to reduced volumes reflecting the nationwide slow down in the residential mortgage market.

Second Quarter Results

July 23, 2008

Page Seven

The decrease in cash surrender value of bank-owned life insurance is due to the receipt of approximately $550,000 in June 2007 from the death benefit of an insured employee, partially offset by earnings on an additional $8.8 million in cash surrender value of bank-owned life insurance acquired in conjunction with the Front Range acquisition on March 1, 2007.

NON-INTEREST EXPENSE:

	Three Months Ended June 30,		$ Change	% Change
(Unaudited - $ in thousands)	2008	2007
Salaries and employee benefits	$12,763	$13,694	$(931)	(7)%
Occupancy	4,138	3,838	300	8
Data processing	1,377	1,702	(325)	(19)
Equipment	1,913	2,074	(161)	(8)
Legal, accounting, and consulting	790	845	(55)	(7)
Marketing	734	773	(39)	(5)
Telephone	573	716	(143)	(20)
Other real estate owned	1,205	330	875	265
FDIC insurance premiums	530	76	454	597
Amortization of intangibles	640	653	(13)	(2)
Goodwill impairment charge	127,365	—	127,365	—
Other	3,113	3,536	(423)	(12)

	$155,141	$28,237	$126,904	(449)%

The decrease in salaries and employee benefits is primarily due to a decrease in accrued incentive compensation and mortgage commissions, a decrease in expenses related to temporary help, and a decrease in other personnel expenses related to 2007 retention and stay bonuses and severance for Front Range employees that did not recur in 2008, partially offset by an increase in self-insured medical and dental claims.

The increase in occupancy is primarily due to approximately $198,000 of expense recorded in the second quarter of 2008 related to lease impairment at an Albuquerque administrative facility that is no longer occupied.

The decrease in data processing is primarily due to expenses incurred in 2007 related to the Front Range system conversion that did not recur in 2008.

The increase in expenses for other real estate owned is primarily due to an increase in losses on sales of other real estate owned and the $718,000 write-down of two properties, to reflect their estimated net realizable values. Of the $718,000, $623,000 relates to a residential lot development property in the Denver, Colorado metro area, which was transferred to other real estate owned in December 2006. During the second quarter of 2007, the Company reached agreement to sell this property to a national homebuilder. This agreement involved the sale of the lots in phases, with the last purchase to be completed in mid 2009. As of June 30, 2008, First State had received $1.9 million in takedowns, and the value of the property was $3.6 million. In July 2008, the agreement with the homebuilder was renegotiated with a reduction in the lot takedown prices. The remaining $95,000 write-down occurred in conjunction with an agreement to sell a vacant land parcel in Albuquerque that was previously held for expansion by the Bank. This transaction is expected to close in the third quarter of 2008.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007.

Second Quarter Results

July 23, 2008

Page Eight

The goodwill impairment charge represents the write-off of goodwill as discussed above.

The decrease in other non-interest expense is primarily due to a decrease in supplies, and travel, meals and entertainment, resulting primarily from our expense management initiative, a decrease in filing and recording fees, and a decrease in losses related to demand deposit and credit card accounts, partially offset by an increase in loan review fees. The loan review function was fully outsourced beginning in January 2008.

NON-INTEREST EXPENSE:

	Six Months Ended June 30,		$ Change	% Change
(Unaudited - $ in thousands)	2008	2007
Salaries and employee benefits	$26,280	$25,954	$326	1%
Occupancy	8,163	7,079	1,084	15
Data processing	2,926	3,250	(324)	(10)
Equipment	4,057	3,923	134	3
Legal, accounting, and consulting	1,366	1,466	(100)	(7)
Marketing	1,481	1,721	(240)	(14)
Telephone	1,066	1,219	(153)	(13)
Other real estate owned	1,766	516	1,250	242
FDIC insurance premiums	995	139	856	616
Amortization of intangibles	1,280	1,087	193	18
Goodwill impairment charge	127,365	—	127,365	—
Other	6,229	6,824	(595)	(9)

	$182,974	$53,178	$129,796	244%

The increase in occupancy expense reflects the acquisition of Front Range, the lease of space and other occupancy costs in Ft. Collins for a new branch that opened in June 2007, the lease of space that began in April 2007 for a new branch location in Albuquerque that opened in the fourth quarter of 2007, the lease of space and other occupancy costs for two new branches in Phoenix that opened in the second quarter of 2007, and approximately $198,000 of expense related to lease impairment at an Albuquerque administrative facility that is no longer occupied.

The decrease in data processing is primarily due to expenses incurred in 2007 related to the Front Range system conversion that did not recur in 2008.

The decrease in marketing expense is primarily due to a decrease in direct advertising costs associated with our expense management initiative.

The increase in expenses for other real estate owned is primarily due to an increase in losses on sales of other real estate owned, $718,000 of write-downs of two properties in the quarter ended June 30, 2008 which are discussed above, and the $151,000 write-down of a property in the quarter ended March 31, 2008 that occurred in conjunction with an offer to purchase a property that was previously held for future expansion and development by Front Range, reflecting the property’s estimated net realizable value. The increase in expenses is also due to an increase in taxes and insurance coinciding with the increase in other real estate owned that occurred beginning with the Front Range acquisition on March 1, 2007.

The increase in FDIC insurance premiums is due to new FDIC assessment rates that took effect at the beginning of 2007. These rates are significantly higher than the previous assessment rates. The new assessment system allowed eligible insured depository institutions to share a one-time assessment credit pool, which offset premiums for a period of time. First Community Bank’s share of the credit was used up in the third quarter of 2007.

The goodwill impairment charge represents the write-off of goodwill as discussed above.

Second Quarter Results

July 23, 2008

Page Nine

The decrease in other non interest expense is primarily due to a decrease in supplies, and travel, meals and entertainment resulting primarily from our expense management initiative, a decrease in acquisition integration costs that did not recur in 2008, a decrease in filing and recording fees, and a decrease in losses related to demand deposit and credit card accounts, partially offset by an increase in loan review fees, and an increase in branch security costs.

In conjunction with its second quarter earnings release, First State will host a conference call to discuss these results, which will be simulcast over the Internet on Thursday, July 24, 2008 at 10:00 a.m. Eastern Time. To listen to the call and view the slide presentation, visit www.fcbnm.com, Investor Relations. The conference call will be available for replay beginning July 24, 2008 through August 1, 2008 at www.fcbnm.com, Investor Relations.

On Wednesday, July 23, 2008, First State’s Board of Directors suspended the quarterly dividend for the immediate future as an additional step toward strengthening our capital position.

First State Bancorporation is a New Mexico based commercial bank holding company (NASDAQ:FSNM). First State provides services, through its subsidiary First Community Bank, to customers from a total of 62 branches located in New Mexico, Colorado, Utah and Arizona. On Wednesday, July 23, 2008, First State’s stock closed at $6.50 per share.

The following tables provide selected information for average balances and average yields for the three and six month periods ended June 30, 2008 and June 30, 2007:

	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,659,033	6.61%	$2,445,915	8.74%
Investment securities	505,089	4.63%	475,879	4.65%
Interest-bearing deposits with other banks and federal funds sold	6,549	2.40%	18,523	4.87%
Total interest-earning assets	3,170,671	6.28%	2,940,317	8.05%
Total interest-bearing deposits	2,106,917	2.82%	1,990,079	3.63%
Total interest-bearing liabilities	2,682,935	2.74%	2,506,065	3.98%

Non interest-bearing demand accounts	481,463		469,377
Equity	318,947		305,253
Total assets	3,503,733		3,301,517

	Six Months Ended June 30, 2008		Six Months Ended June 30, 2007
(Unaudited - $ in thousands)	Average Balance	Average Yield	Average Balance	Average Yield
AVERAGE BALANCES:
Loans	$2,608,810	7.01%	$2,314,288	8.71%
Investment securities	502,887	4.61%	485,776	4.66%
Interest-bearing deposits with other banks and federal funds sold	7,385	3.10%	15,401	5.13%
Total interest-earning assets	3,119,082	6.61%	2,815,465	7.99%
Total interest-bearing deposits	2,098,113	3.05%	1,890,078	3.62%
Total interest-bearing liabilities	2,647,755	3.03%	2,359,081	3.96%

Non interest-bearing demand accounts	470,055		455,694
Equity	317,799		308,811
Total assets	3,457,926		3,141,108

Second Quarter Results

July 23, 2008

Page Ten

The following tables provide information regarding loans and deposits for the quarters ended June 30, 2008 and 2007, and the year ended December 31, 2007:

LOANS:

(Unaudited - $ in thousands)	June 30, 2008		December 31, 2007		June 30, 2007
Commercial	$352,039	12.9%	$342,141	13.5%	$329,161	13.3%
Real estate – commercial	1,060,150	38.8%	967,322	38.1%	883,843	35.8%
Real estate – one- to four-family	272,509	10.0%	235,015	9.2%	254,553	10.3%
Real estate – construction	987,306	36.2%	928,582	36.5%	888,469	36.0%
Consumer and other	45,062	1.6%	47,372	1.9%	55,898	2.3%
Mortgage loans available for sale	12,611	0.5%	20,778	0.8%	19,987	0.8%
Other loans available for sale	—	—%	—	—%	37,928	1.5%

Total	$2,729,677	100.0%	$2,541,210	100.0%	$2,469,839	100.0%

DEPOSITS:

(Unaudited - $ in thousands)	June 30, 2008		December 31, 2007		June 30, 2007
Non-interest bearing	$522,015	19.7%	$485,419	18.9%	$496,202	20.0%
Interest-bearing demand	327,370	12.4%	336,914	13.1%	342,092	13.8%
Money market savings accounts	614,666	23.2%	355,889	13.8%	336,698	13.5%
Regular savings	110,139	4.2%	107,096	4.2%	121,486	4.9%
Certificates of deposit less than $100,000	441,305	16.7%	490,741	19.1%	472,184	19.0%
Certificates of deposit greater than $100,000	631,408	23.8%	798,628	30.9%	716,110	28.8%

Total	$2,646,903	100.0%	$2,574,687	100.0%	$2,484,772	100.0%

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). These statements are based on management’s current expectations or predictions of future results or events. We make these forward-looking statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical fact, included in this news release which relate to performance, development or activities that we expect or anticipate will or may happen in the future, are forward looking statements. The discussions regarding our growth strategy, expansion of operations in our markets, acquisitions, competition, loan and deposit growth, timing of new branch openings, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements may be identified by the use of forward-looking words such as “believe,” “expect,” “may,” “might,” “will,” “should,” “seek,” “could,” “approximately,” “intend,” “plan,” “estimate,” or “anticipate” or the negative of those words or other similar expressions.

Forward-looking statements involve inherent risks and uncertainties and are based on numerous assumptions. They are not guarantees of future performance. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors’ responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Forward-looking statements contained herein are made only as of the date made, and we do not undertake any obligation to update them to reflect events or circumstances after the date of this report to reflect the occurrence of unanticipated events.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors are included in our Form 10K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission.

First State’s news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State’s website at www.fcbnm.com.